Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES THIRD QUARTER 2017 RESULTS

Reports net sales of $532 million and billings of $584 million

Reaffirms full-year 2017 net sales and billings outlook

BOSTON – November 2, 2017 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the third quarter ended September 30, 2017.

Financial Highlights:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of dollars)	2017	2016	Change	2017	2016	Change
Net sales	$532	$533	(0.2)%	$1,147	$1,131	1.4%
Billings	584	620	(5.9)%	1,163	1,201	(3.1)%
Net income (loss)	91	90	0.5%	(77)	(104)	25.6%
Adjusted EBITDA	165	168	(1.8)%	214	203	5.7%
Pre-publication or content development costs	(31)	(29)	6.7%	(89)	(95)	(6.3)%
Net cash provided by operating activities	178	178	0.1%	38	9	304.6%
Free cash flow	132	115	15.7%	(92)	(176)	47.9%

“We had a productive third quarter as we continued to prepare for the large adoption opportunities beginning in 2018 and beyond,” said Jack Lynch, Chief Executive Officer of HMH. “We are focused on executing against our long-term strategy, and we remain confident this strategy will drive continued market leadership and create value for our customers and our shareholders.”

Joe Abbott, Chief Financial Officer of HMH added, “We remain on track to deliver net sales and billings consistent with the guidance for full-year 2017 we issued at the start of the year despite contraction in the open territory market in the third quarter. We also continue to make progress on our operating efficiency initiatives, positioning HMH as a leaner, more efficient company going forward.”

Third Quarter 2017 Financial Results:

Net Sales: Net Sales for the third quarter were $532 million, down 0.2% or $1 million, year over year. The net sales decrease was driven by a $6 million decrease in our Education segment, partially offset by a $5 million increase in our Trade Publishing segment. Within our Education segment, which includes our Basal business and our Extension businesses, the decline in year over year net sales was attributable to our Basal business, inclusive of international sales, which declined by $6 million from $301 million in 2016 to $295 million. The primary drivers of the decrease in our Basal business were lower net sales of Basal math and English Language Arts programs across adoption and open territory states. Our Extension businesses, which primarily consist of Heinemann, intervention, supplemental and assessment products as well as professional services, had net sales for the quarter of $186 million which were flat compared to 2016. There were higher Heinemann and supplemental net sales during the third quarter of 2017 primarily related to our Classroom Libraries offering along with the introduction of our Fountas & Pinnell Classroom product and sales of custom book bundles. Within our Extension businesses, lower net sales of intervention offset a portion of the above increases. Largely offsetting the net sales decrease in our Education segment was a $5 million increase in our Trade Publishing segment. Within our Trade Publishing segment, which includes our Trade business, the increase was primarily due to sales of frontlist and backlist print titles such as The Polar Express, Little Blue Truck series, and It Takes Two and strong eBook sales, such as The Handmaid’s Tale.

Billings: Billings for the third quarter of 2017 were $584 million, down 6% or $36 million compared with $620 million for the same period in 2016. The decrease was driven by a $41 million decrease in our Education segment billings, slightly offset by a $5 million increase in our Trade Publishing segment billings. Within our Education segment, the decline in year over year billings was attributable to our Basal business, inclusive of international sales, which declined by $27 million from $338 million in 2016 to $311 million. The primary drivers of the decrease in our Basal business billings were lower Basal math and English Language Arts program billings across open territory states. Additionally, billings in our Extension businesses decreased $14 million from $236 million in 2016 to $222 million primarily driven by lower billings of intervention and professional services. The decline in our Extension businesses billings was partially offset by higher Heinemann billings primarily related to our Classroom Libraries offering along with the introduction of our Fountas & Pinnell Classroom product, and supplemental billings related to custom book bundles. Further, slightly offsetting the billings decrease in our Education segment was a $5 million increase in our Trade Publishing segment billings. Within our Trade Publishing segment the increase was primarily due the same factors impacting net sales for this segment

Cost of Sales: Overall cost of sales decreased slightly to $254 million in the third quarter of 2017 from $255 million in the same period of 2016, primarily due to a $4 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, increased $4 million, as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales increased to 39.4% from 38.7% due to a product mix carrying higher costs.

Selling and Administrative Costs: Selling and administrative costs decreased by $7 million, primarily due to a reduction in internal and outside labor related costs of $5 million and a decrease in discretionary expenses, such as promotions, advertising, travel and entertainment, of $4 million, all due to actions taken under the 2017 Restructuring Plan. Additionally, variable expense such as samples, transportation and depository fees were $4 million lower in the current period. The decrease was partially offset by $8 million of higher commission expense and incentive compensation due to greater achievement to targeted levels than in the prior year period.

Operating Income: Operating income for the third quarter of 2017 was $90 million, $7 million higher than the $83 million operating income recorded in the same period of 2016 primarily due to the aforementioned changes in selling and administrative costs.

Net Income: Net income of $91 million in the third quarter of 2017 was slightly higher compared to a net income of $90 million in the same quarter of 2016, due primarily to the same factors impacting operating income offset by an unfavorable change in our income tax benefit of $5 million, from an income tax benefit of $16 million for the same period in 2016 to an income tax benefit of $11 million in 2017, primarily related to a change to our estimated annual effective tax rate during the prior year period. Further, interest expense increased by $1 million primarily due to net settlement payments on our interest rate derivatives during the current period and a slight increase in the interest rate of the term loan facility.

Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2017 was $165 million, a decrease of $3 million from $168 million in the same quarter of 2016, primarily due to higher cost of sales, excluding publishing rights and pre-publication amortization, and lower net sales partially offset by lower selling and administrative costs.

Nine Months Ended September 30, 2017 Financial Results:

Net Sales: Net sales for the nine months ended September 30, 2017 increased $16 million, or 1%, from $1,131 million for the same period in 2016 to $1,147 million. The net sales increase was driven by a $14 million increase in our Trade Publishing segment and a $2 million increase in our Education segment during the current period. Within our Trade business, the increase was primarily due to sales of the Whole30 series and Tools of Titans, stronger eBook sales, such as The Handmaid’s Tale and 1984, and backlist print title sales, such as The Giver and The Things They Carried, along with favorable product return experience. Within our Education Segment, the increase was primarily due to greater sales of our Extension businesses, which primarily consists of Heinemann, intervention, supplemental and assessment products as well as professional services. Extension businesses net sales for the nine-month period increased $29 million from $438 million in the 2016 period to $467 million primarily driven by higher Heinemann and supplemental net sales. The primary drivers of the increase in our Heinemann net sales were sales of our Classroom Libraries offering along with the introduction of our Fountas & Pinnell Classroom product. The primary drivers of the increase in our supplemental net sales were sales of custom book bundles. Also within our Extension businesses, our assessment and intervention net sales declined year over year, offsetting a portion of the above increases. Partially offsetting the increase in our Extension businesses net sales were lower Basal sales, inclusive of international sales, which declined by $27 million from $577 million in the 2016 period to $550 million. The primary drivers behind the decrease in our Basal business were lower net sales of Basal math and English Language Arts programs across adoption states and lower sales from our international business, primarily due to a large Department of Defense order in the prior year not repeating in 2017. Partially offsetting the decrease in Basal net sales was a $5 million one-time fee recognized in association with the expiration of a distribution agreement.

Billings: Billings for the nine months ended September 30, 2017 were $1,163 million, down 3% or $37 million compared with $1,201 million for the same period in 2016. The billings decrease was driven by a $50 million decrease in our Education segment billings partially offset by a $13 million increase in our Trade Publishing segment billings during the current period. Within our Education Segment, the decrease was primarily due to lower Basal billings, inclusive of international sales, which declined by $60 million from $616 million in the 2016 period to $556 million. The primary drivers behind the decrease in our Basal business billings were lower Basal math and English Language Arts program billings across adoption states and lower billings from our international business, primarily due to a large Department of Defense order in the prior year not repeating in 2017. Partially offsetting the Basal business decline were higher billings in our Extension businesses for the nine-month period which increased $10 million from $468 million in the 2016 period to $478 million primarily driven by higher Heinemann and supplemental billings. The primary drivers of the increase in our Heinemann billings were sales of our Classroom Libraries offering along with the introduction of our Fountas & Pinnell Classroom product. The primary drivers of the increase in our supplemental billings were sales of custom book bundles. Partially offsetting these increases within our Extension businesses were lower billings in intervention and professional services. Within our Trade business, the $13 million billings increase was primarily due the same factors impacting net sales for this segment.

Cost of Sales: Overall cost of sales decreased $6 million to $619 million in the first nine months of 2017 from $625 million in the same period of 2016, primarily due to a $14 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, increased $8 million of which $7 million is attributed to higher sales volume coupled with $1 million of lower profitability as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales increased to 43.0% from 42.9% primarily due to product mix.

Selling and Administrative Costs:

Selling and administrative costs decreased $38 million primarily due to a lower professional fees of $21 million (of which $10 million relates to legal settlement costs for permissions litigation during the prior year period coupled with a $5 million insurance reimbursement during the 2017 period), a reduction of internal and outside labor related costs of $13 million, and lower discretionary expense such as promotion and travel and entertainment expenses of $15 million, all largely due to actions taken under the 2017 Restructuring Plan. Additionally, variable expenses such as samples, transportation and depository fees were $8 million lower in the period. The decrease was partially offset by $20 million of higher commission expense and incentive compensation due to greater achievement of targeted levels than in the prior year period, and $4 million of higher office lease cost due to the expiration of favorable office leases.

Operating Loss: Operating loss for the nine months ended September 30, 2017 were $37 million, $23 million lower than the $60 million for the same period in 2016 primarily due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs partially offset by the 2017 Restructuring Plan.

Net Loss: Net loss of $77 million in the first nine months of 2017 was $26 million, or 26%, better compared to a net loss of $104 million for the same period of 2016, due primarily to the same factors impacting operating loss and by a favorable change in our income tax expense of $6 million, from an income tax expense of $16 million for the same period in 2016 to an income tax expense of $10 million in 2017, primarily related to a lower estimated annual effective tax rate during the current year period. Offsetting the aforementioned, interest expense increased by $3 million primarily due to net settlement payments on our interest rate derivatives during the current period, offset slightly by the lower outstanding balance on our term loan facility.

Adjusted EBITDA: Adjusted EBITDA for the first nine months of 2017 was $214 million, an increase of $12 million from $203 million in the same period of 2016, primarily due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Cash Flow: Net cash provided by operating activities for the nine months ended September 30, 2017 was $38 million compared with $9 million for the same period in 2016. The $29 million increase in cash provided by operating activities from 2016 to 2017 was primarily driven by more profitable operations, net of non-cash items, of $20 million, and by favorable net changes in operating assets and liabilities of $9 million. As of September 30, 2017, HMH had $210 million of cash and cash equivalents and short-term investments compared to $307 million at December 31, 2016. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the nine months ended September 30, 2017 was a usage of $92 million compared with a usage of $176 million for the same period in 2016. The primary drivers of the improved free cash flow were reduced property, plant and equipment expenditures of $49 million, as 2016 included expenditures to upgrade technology infrastructure and to relocate to new office locations, increased profit from operations of $20 million, and favorable changes in operating assets and liabilities of $9 million, due to improvements in collections.

Corporate Initiatives: HMH continues to implement its ongoing initiatives to improve the Company’s operational efficiency and right-size its cost structure. Organizational design changes, aimed at reducing complexity in the organization, were largely completed by May 2017, and HMH expects to substantially complete the remaining planned actions by the end of 2018. The identified initiatives are expected to result in approximately $70 million to $80 million in annualized cost savings by the end of 2018, and we now expect that they will result in total charges of $45 million to $49 million, of which $35 million to $39 million are estimated to be cash charges.

Full Year 2017 Outlook:

HMH continues to expect 2017 net sales to be in a range of $1.325 to $1.405 billion and billings to be in the range of $1.375 to $1.455 billion. Directionally, net sales are expected to be in the higher end and billings are expected to be in the lower end of these ranges. HMH expects content development spending for 2017 to be at the low end, or possibly below the low end of the range of $140 to $160 million set in February. As a result, total capital expenditures including non-plate capital expenditures are also expected to be at the low end of, or possibly below the low end of the range of $190 to $220 million set in February.

Conference Call:

At 8:30 a.m. EST on Thursday, November 2, 2017, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 53427462

Moderator: Brian Shipman

Webcast Link: http://edge.media-server.com/m/p/6uetwxyh

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until November 10, 2017 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 53427462.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2017; prospects; growth; markets; strategies, including with respect to investing in our core Basal business and the extension businesses thereof; efficiency and cost savings initiatives, including actions thereunder and expected impact; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; state acceptance of submitted programs and participation rates therefor; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; management and other personnel changes; the commitments and decisions of our new CEO; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$133,980	$226,102
Short-term investments	76,022	80,841
Accounts receivable, net	382,726	216,006
Inventories	156,567	162,415
Prepaid expenses and other assets	21,031	20,356

Total current assets	770,326	705,720
Property, plant, and equipment, net	153,001	175,202
Pre-publication costs, net	314,339	314,784
Royalty advances to authors, net	50,119	43,977
Goodwill	783,073	783,073
Other intangible assets, net	626,945	685,649
Deferred income taxes	3,458	3,458
Other assets	18,371	19,608

Total assets	$2,719,632	$2,731,471

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	95,737	76,181
Royalties payable	68,439	72,233
Salaries, wages, and commissions payable	56,702	41,289
Deferred revenue	285,145	272,828
Interest payable	205	193
Severance and other charges	9,475	8,863
Accrued postretirement benefits	1,928	1,928
Other liabilities	31,703	23,635

Total current liabilities	557,334	505,150
Long-term debt, net of discount and issuance costs	761,330	764,738
Long-term deferred revenue	440,482	436,627
Accrued pension benefits	26,696	28,956
Accrued postretirement benefits	20,253	22,084
Deferred income taxes	80,244	71,381
Other liabilities	19,664	22,495

Total liabilities	1,906,003	1,851,431

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,910,059 and 147,556,804 shares issued at September 30, 2017 and December 31, 2016, respectively; 123,333,025 and 122,979,770 shares outstanding at September 30, 2017 and December 31, 2016, respectively	1,479	1,475
Treasury stock, 24,577,034 shares as of September 30, 2017 and December 31, 2016, respectively, at cost (related parties of $193,493 at 2017 and 2016)	(518,030)	(518,030)
Capital in excess of par value	4,877,045	4,868,230
Accumulated deficit	(3,495,359)	(3,418,340)
Accumulated other comprehensive loss	(51,506)	(53,295)

Total stockholders’ equity	813,629	880,040

Total liabilities and stockholders’ equity	$2,719,632	$2,731,471

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2017	2016	2017	2016
Net sales	$532,040	$533,021	$1,147,008	$1,130,879
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	209,694	206,177	492,923	485,161
Publishing rights amortization	10,987	14,573	35,252	46,779
Pre-publication amortization	33,757	33,903	91,092	93,499

Cost of sales	254,438	254,653	619,267	625,439
Selling and administrative	178,104	185,252	500,621	538,406
Other intangible asset amortization	7,248	5,980	23,452	18,124
Restructuring	1,768	—	39,036	—
Severance and other charges	272	3,765	1,691	8,895

Operating income (loss)	90,210	83,371	(37,059)	(59,985)

Other income (expense)
Interest expense	(10,699)	(9,493)	(31,339)	(28,228)
Change in fair value of derivative instruments	377	257	1,273	422

Income (loss) before taxes	79,888	74,135	(67,125)	(87,791)
Income tax (benefit) expense	(10,618)	(15,887)	9,894	15,726

Net income (loss)	$90,506	$90,022	$(77,019)	$(103,517)

Net loss per share attributable to common stockholders
Basic	$0.74	$0.74	$(0.63)	$(0.85)

Diluted	$0.73	$0.73	$(0.63)	$(0.85)

Weighted average shares outstanding
Basic	123,038,780	122,011,716	122,913,039	122,349,857

Diluted	123,243,351	123,017,854	122,913,039	122,349,857

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2017	2016
Cash flows from operating activities
Net loss	$(77,019)	$(103,517)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	206,729	217,361
Amortization of debt discount and deferred financing costs	3,136	3,134
Deferred income taxes	8,863	13,288
Stock-based compensation expense	8,021	8,754
Restructuring charges related to property, plant, and equipment	10,167	—
Change in fair value of derivative instruments	(1,273)	(422)
Changes in operating assets and liabilities
Accounts receivable	(166,720)	(182,496)
Inventories	5,848	1,784
Other assets	397	1,490
Accounts payable and accrued expenses	29,111	(9,774)
Royalties payable and author advances, net	(9,936)	(3,918)
Deferred revenue	16,172	69,753
Interest payable	12	—
Severance and other charges	3,480	1,480
Accrued pension and postretirement benefits	(4,091)	(4,351)
Other liabilities	5,354	(3,111)

Net cash provided by operating activities	38,251	9,455

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	80,690	197,724
Purchases of short-term investments	(75,932)	(66,437)
Additions to pre-publication costs	(88,689)	(94,659)
Additions to property, plant, and equipment	(41,112)	(90,496)
Investment in preferred stock	—	(1,000)

Net cash used in investing activities	(125,043)	(54,868)

Cash flows from financing activities
Payments of long-term debt	(6,000)	(6,000)
Repurchases of common stock	—	(55,017)
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,450)	(1,410)
Proceeds from stock option exercises	512	21,484
Issuance of common stock under employee stock purchase plan	1,608	2,197

Net cash used in financing activities	(5,330)	(38,746)

Net decrease in cash and cash equivalents	(92,122)	(84,159)
Cash and cash equivalent at the beginning of the period	226,102	234,257

Cash and cash equivalent at the end of the period	$133,980	$150,098

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$90,506	$90,022	$(77,019)	$(103,517)
Interest expense	10,699	9,493	31,339	28,228
Provision (benefit) for income taxes	(10,618)	(15,887)	9,894	15,726
Depreciation expense	18,548	21,225	56,933	58,959
Amortization expense	51,992	54,456	149,796	158,402
Non-cash charges—stock compensation	2,546	2,081	8,021	8,754
Non-cash charges— loss on derivative instrument	(377)	(257)	(1,273)	(422)
Purchase accounting adjustments	—	1,197	—	4,285
Fees, expenses or charges for equity offerings, debt or acquisitions	—	92	277	1,071
2017 Restructuring Plan	1,768	—	39,036	—
Restructuring/Integration	—	2,184	—	12,198
Severance, separation costs and facility closures	272	3,765	1,691	8,895
Legal settlement (reimbursement)	—	—	(4,500)	10,000

Adjusted EBITDA	$165,336	$168,371	$214,195	$202,579

Free Cash Flow

Consolidated

(in thousands of dollars)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net cash provided by operating activities	$38,251	$9,455
Cash flows from investing activities
Additions to pre-publication costs	(88,689)	(94,659)
Additions to property, plant, and equipment	(41,112)	(90,496)

Free Cash Flow	$(91,550)	$(175,700)

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2017	2016	2017	2016
Net sales	$532,040	$533,021	$1,147,008	$1,130,879
Change in deferred revenue	51,683	87,118	16,172	69,753

Billings	$583,723	$620,139	$1,163,180	$1,200,632

Education

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2017	2016	2017	2016
Basal net sales	$294,447	$300,468	$550,322	$576,968
Change in deferred revenue	16,432	37,305	5,338	39,173

Basal Billings	$310,879	$337,773	$555,660	$616,141

Extensions net sales	$186,404	$186,741	$466,520	$437,930
Change in deferred revenue	35,952	49,660	11,746	30,205

Extensions Billings	$222,356	$236,401	$478,266	$468,135

Education Billings	$533,235	$574,174	$1,033,926	$1,084,276

Trade

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2017	2016	2017	2016
Net sales	$51,189	$45,812	$130,166	$115,981
Change in deferred revenue	(701)	153	(912)	375

Billings	$50,488	$45,965	$129,254	$116,356

Billings is an operating measure utilized by the company derived as shown above.